Exhibit 99.1

VITAL THERAPIES APPOINTS RUSSELL J. COX AS CHIEF EXECUTIVE OFFICER AND BOARD MEMBER EFFECTIVE JANUARY 3, 2018

–	EVP and Chief Operating Officer of Jazz Pharmaceuticals brings significant experience commercializing new therapies

SAN DIEGO, December 4, 2017 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute forms of liver failure, today announced the appointment of Russell J. Cox as Chief Executive Officer and as a member of its Board of Directors, effective January 3, 2018.

Mr. Cox will succeed Terry Winters, Ph.D., who remains CEO of Vital Therapies until January 3, 2018. On January 3, Dr. Winters will step down from the Vital Therapies Board and become a consultant to the Company.

“I would first like to thank Terry for his tireless efforts in advancing ELAD to the latest stages of clinical development,” said Faheem Hasnain, Vital Therapies Chairman of the Board. “Vital Therapies would not be so well positioned for the future without his commitment and passion and for that we are deeply grateful. Looking ahead, I am delighted to welcome Russ to Vital Therapies and look forward to working with him. As we move forward, Russ’ experience launching several new therapies will be critical as we prepare for potential commercialization of ELAD in the event of positive topline results for VTL-308 and subsequent FDA approval.”

Terry Winters said “I am delighted to welcome Russ as our new CEO. After 14 years of running Vital Therapies, I am thrilled to hand over the reins to someone of his caliber. With the VTL-308 clinical trial over 80% enrolled and approaching topline data, we need to transition from an intense focus on clinical development to potential commercialization of ELAD, initially in the U.S. and then worldwide. I would like to thank the Vital Therapies management team and employees for their hard work, commitment and passion and our board of directors for their support in building the Company.”

“I couldn’t be more excited to join Vital Therapies at this important stage,” said Russell J. Cox. “I believe ELAD is a remarkable regenerative therapy with the potential to transform the treatment of acute forms of liver failure, bringing a lifesaving therapy to a large, underserved disease state.”

Mr. Cox has served as the Executive Vice President and Chief Operating Officer of Jazz Pharmaceutical plc (Nasdaq: JAZZ) since May 2014, with responsibility for U.S., EU and rest-of-world commercial activities, R&D, manufacturing / technical operations, new product planning and global molecule leadership. Jazz Pharmaceuticals is an international biopharmaceutical company with a market capitalization of approximately $8 billion and annual sales of more than $1.5 billion over the four most recently reported quarters. Prior to that, Mr. Cox served as Jazz’s Executive Vice President and Chief Commercial Officer from March 2012 until May 2014. Earlier, he served in multiple senior management roles at Jazz, which he joined in 2010. During Mr. Cox’s tenure, Jazz Pharmaceuticals has seen its total revenue grow from under $200 million annually to more than $1.5 billion over the four most recently reported quarters, and was recognized by Fortune magazine in 2013 and 2017 as one of the fastest growing companies traded on a major U.S. stock exchange.

Previously, Mr. Cox served as Senior Vice President and Chief Commercial Officer of Ipsen Group, a pharmaceutical company, from January 2009 to January 2010. From 2007 until December 2008,

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he was Vice President of Marketing at Tercica, Inc. prior to its acquisition by Ipsen Group. From 2003 to 2007, he served as Vice President, Marketing with Scios Inc., which was acquired by Johnson & Johnson in 2003. Previously, Mr. Cox spent 12 years with Genentech, Inc. where he was a Product Team Leader responsible for the Growth Hormone franchise and led numerous product launches as a Group Product Manager. Mr. Cox has served on the board of directors of Aeglea BioTherapeutics, Inc., a biotechnology company, since 2015. Mr. Cox received a B.S. in Biomedical Science from Texas A&M University.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of acute forms of liver failure. The Company’s ELAD System is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning or implying the success of our clinical trials and the potential market for ELAD. Forward-looking statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on forward-looking statements. Risks and uncertainties include, but are not limited to, the success or failure of our clinical trials; whether a single phase 3 clinical trial will be sufficient to support U.S. Food and Drug Administration approval of a biologics license application or whether the FDA will require us to conduct additional clinical trials; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product with open-label clinical trials; the ability to obtain adequate or any reimbursement for our product based on its approval and the product label; and the degree of product acceptance by the medical community. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.
Contact:

Vital Therapies, Inc.
Al Kildani
Vice President, Investor Relations and Business Development
858-673-6840
akildani@vitaltherapies.com